UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

Current Report
 Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2011

CFS BANCORP, INC.
(Exact name of Registrant as specified in its charter)

____________________________

Indiana	000-24611	35-2042093
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
707 Ridge Road Munster, IN		46321 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (219) 836-5500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Daryl D. Pomranke was named Chief Executive Officer of CFS Bancorp, Inc. (the “Company”) and Citizens Financial Bank (the “Bank”) effective December 30, 2011.  Mr. Pomranke was also appointed a director of the Company effective December 30, 2011.

In connection with Mr. Pomranke’s appointment as CEO, effective January 1, 2012, Mr. Pomranke’s annual base salary was increased to $290,000 in accordance with the terms of his existing employment agreement.  Also, on January 3, 2012, Mr. Pomranke was awarded 20,000 options to purchase shares of the Company’s common stock at an exercise price of $4.40 per share, the closing price of the Company’s common stock on that date.  The options vest ratably over four years on each anniversary date of the award.

Also as previously disclosed, Robert R. Ross, a director of the Company and the Bank since 2004, was appointed Chairman of the Board of Directors of each of the Company and the Bank effective December 30, 2011.  In his role as Chairman, Mr. Ross will be paid $4,000 per month in addition to customary fees paid to each director in connection with serving on any Board committees.  All other outside directors are paid an aggregate annual retainer of $26,000 for serving as a director of the Company and the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC. (Registrant)

Date: January 5, 2012	By:	/s/Jerry A. Weberling
Name: Jerry A. Weberling
Title: Executive Vice President and
Chief Financial Officer